Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 25, 2011 on the financial statements of Apps Genius Corp as of December 31, 2010 and 2009, and for the year ended December 31, 2010, the period from December 17, 2009 (inception) to December 31, 2009, and for the period from December 17, 2009 (inception) to December 31, 2010, included herein on the registration statement of Apps Genius Corp on Form S-1/A Amendment No. 2, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 26, 2011